EXHIBIT 2

PRE 14C 1 sj14c.htm PRELIMINARY INFORMATION STATEMENT

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) AND SECTION 14F-1 OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
☒	Preliminary Information Statement
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☐	Definitive Information Statement

SPEAR & JACKSON, INC.
(Name of Registrant as Specified in its Charter)

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INFORMATION STATEMENT
OF
SPEAR & JACKSON, INC.
401 South Lasalle Street, Suite 201
Chicago, Illinois 60605

     NOTICE OF CHANGE IN CONTROL AND OF A MAJORITY OF DIRECTORS
PURSUANT TO SECTION 14(F) OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14F-1 THEREUNDER

AND

INFORMATION PROVIDED PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

WE ARE NOT ASKING YOU TO SUBMIT A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

NO SHAREHOLDER ACTION IS REQUIRED

     This notice and information statement is being furnished to the shareholders of Spear & Jackson, Inc., a Nevada corporation (“SJI” or the “Company”), at the request of Jacuzzi Brands, Inc., a Delaware corporation and the owner of approximately 61.8% of the issued and outstanding shares of SJI (“Jacuzzi Brands”), in connection with the sale by Jacuzzi Brands and USI American Holdings, Inc. (successor-in-interest to USI Global Corp.), a Delaware corporation and a wholly-owned subsidiary of Jacuzzi Brands (“USIAH” and together with Jacuzzi Brands, “Jacuzzi”) of all of their shares held in SJI to United Pacific Industries Limited, a Bermuda corporation (“UPI”) pursuant to that certain Stock Purchase Agreement (the “Agreement”) dated as of March 23, 2006, as amended as of May 4, 2006.

     (i) Pursuant to Section 14(f) of the Securities and Exchange Act of 1934 (as amended, the “Exchange Act”), and Rule 14f-1 thereunder, the Company hereby informs its shareholders of a change in the majority of the Company’s directors in connection with the closing of the transactions contemplated by the Agreement, and

     (ii) Pursuant to Section 14(c) of the Exchange Act, Jacuzzi has informed the Company that on or about July 27, 2006, Jacuzzi intends to execute a written consent in lieu of a meeting of shareholders, in connection with the consummation of the transactions contemplated by the Agreement, substantially in the form attached to this Information Statement as Annex A (the “Written Consent”), which will: (x) approve an amendment to SJI’s by-laws to render the Nevada Control Share Statute (as defined below) inapplicable to the Company (the “Bylaw Amendment”), as more fully described in this Information Statement and (y) elect three (3) UPI designees as directors (the “New Directors”) to serve on the Board and hold office until the next annual meeting of the Company or until their successors are elected and qualified or their earlier resignation or removal.

     Jacuzzi beneficially owns 3,543,281 shares of common stock, par value $0.001 per share of SJI, which shares constitute approximately 61.8% of the issued and outstanding common stock of SJI. According to Jacuzzi, once the Written Consent is signed by Jacuzzi, it will constitute the approval and consent of at least a majority of the total number of shares of capital stock of SJI and is sufficient under Nevada law and SJI’s by-laws to approve the actions set forth in the Written Consent and this Information Statement.

     This Information Statement provides certain information required to be provided to SJI shareholders pursuant to the Exchange Act rules referred to above. None of the actions described in this Information Statement will be submitted for consent or vote by the shareholders of SJI (other than Jacuzzi). No proxies or consents from the other shareholders will be solicited. No action is required by any shareholder in connection with this Information Statement (other than Jacuzzi).

     Please read this notice carefully. It describes the By-law Amendment and contains certain biographical and other information concerning the proposed New Directors of SJI.

     Additional information about the Company is contained in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2005 and March 31, 2006, and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 (collectively, the “Reports”), which have been filed with the United States Securities and Exchange Commission (the “Commission”). Certain information about SJI in this Information Statement may only represent an excerpt from its Reports. SJI encourages each shareholder to review its Reports in full. The Reports and their accompanying exhibits may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC. Copies of the Reports may be obtained from the SEC’s EDGAR archives at http://www.sec.gov/index.htm.

     Jacuzzi has supplied all information contained or incorporated by reference in this Information Statement relating to Jacuzzi, including the information contained under this section, “Background Information”, “Change in Majority of Directors”, “Amendment of By-Laws”, “Dissenters’ Rights of Appraisal” and Annex A. The New Directors, Messrs. Ho and Poon and Ms. Lam, have provided all information contained herein regarding themselves. Jacuzzi assumes no responsibility for the accuracy or completeness of the information relating to SJI.

     SJI has supplied all information contained or incorporated by reference in this Information Statement relating to SJI and its executive officers and current directors, including the information contained under this section, “Voting Securities and Principal Holders Thereof — Outstanding Shares and Voting Rights”, “—Security Ownership of Certain Beneficial Owners and Management”, “Information Regarding the Executive Officers and New Directors —Executive Officers and New Directors” (other than with respect to Messrs. Ho, Poon and Ms. Lam), “—Legal Proceedings”, “—Certain Relationships and Related Transactions”, “—Certain Information About the Board of Directors — Meetings of the Board, — Committees, and — Section 16(A) Beneficial Ownership Reporting Compliance”, “Executive Compensation — Summary Compensation Table”, “—Stock Option Grants”, “Employment Agreements”, “—Exercises of Stock Options and Year-End Option Values”, “—Compensation Arrangements of Other Directors” (other than with respect to the New Directors) and “General”. SJI assumes no responsibility for the accuracy or completeness of the information relating to Jacuzzi, UPI or the New Directors.

     This Information Statement will be mailed on or about July 8th, 2006 to holders of SJI common stock. SJI has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of SJI common stock held of record by such persons. Reimbursement for forwarding this Information Statement to such persons is described under the heading “General”.

BACKGROUND INFORMATION

     On April 21, 2005 Jacuzzi adopted a Plan of Disposition for 3,543,281 shares of SJI’s common stock owned by Jacuzzi (the “Shares”) and thereafter commenced an extensive process to sell the Shares. In this process, considerable efforts were undertaken to identify potential purchasers, obtain indications of interest, coordinate with the Company to provide access to potential purchasers to conduct due diligence investigations and evaluate the various proposals submitted. At the end of the 11-month process, the Finance Committee of Jacuzzi decided to sell all of the Shares to UPI as more fully discussed below.

     UPI was one of several parties that indicated significant interest in purchasing the Shares. David H. Clarke, the Chairman and Chief Executive Officer of Jacuzzi Brands, is a director of UPI and holds approximately 22.88% of the shares of UPI. Brian C. Beazer, a director of Jacuzzi Brands, is also the Chairman of UPI and holds approximately 24.56% of the shares of UPI. Messrs. Clarke and Beazer hold approximately 2.1% and 0.16% of the issued and outstanding shares of Jacuzzi, respectively. Mr. Clarke also holds approximately 28,350 shares of the common stock of SJI, representing approximately 0.49% of the shares of SJI. The SJI shares owned by Mr. Clarke are not being purchased by UPI at the time of the sale of the Shares by Jacuzzi to UPI.

     Messrs. Clarke and Beazer disclosed to the board of directors of Jacuzzi their interest in UPI’s proposal and recused themselves from participating in any discussions involving the sale of the Shares.

     The Jacuzzi board of directors, upon learning of UPI’s interest in purchasing the Shares, delegated full control to execute the Plan of Disposition to its Finance Committee. The Finance Committee was comprised entirely of independent directors. Messrs. Beazer and Clarke are not members of the Finance Committee and did not participate in any of the discussions or decisions with regard to the sale of the Shares. The Finance Committee had the full and sole authorization to analyze, review, negotiate and approve a transaction to dispose of the Shares and did so without the participation of either Mr. Beazer or Mr. Clarke. The General Counsel of Jacuzzi, together with the assistance of independent outside counsel, continued the disposition process under the direction of the Finance Committee. Jacuzzi received and assessed offers from, and engaged in discussions with, numerous bidders, including UPI. The Finance Committee weighed the range of potential value for Jacuzzi under each offer as well as the different structures proposed, the proposed form and source of any financing, the conditions to each offer and the likelihood that such conditions would be satisfied, the proposed form of agreement submitted by the bidders and the other risks presented in respect of consummation of the various proposed transactions.

     In addition, the Finance Committee carefully assessed each bidder’s proposal addressing the Company’s liability under its UK defined pension benefit plan. As of September 30, 2005, the Company’s most recent measurement date for pension accounting, the value of the accumulated benefit obligation exceeded the market value of investments held by the UK defined pension benefit plan by approximately US$35.95 million. For further information relating to the Company’s benefit plans and pension liabilities, see the Reports filed with the Commission by the Company.

     The Finance Committee determined that the offer from UPI was superior to the other offers. The Finance Committee also engaged an independent financial advisor to render a fairness opinion to the effect that the sale of the Shares to UPI is fair to Jacuzzi from a financial point of view. The purchase price for the sale of the Shares was determined pursuant to arms-length negotiations.

     On March 23, 2006, Jacuzzi and UPI entered into the Agreement, pursuant to which Jacuzzi agreed to sell the Shares to UPI for US $1.40 per share for an aggregate purchase price of US $4,960,593.40. Such Shares constitute all of the shares of SJI owned by Jacuzzi. Jacuzzi agreed that in connection with the closing of the transactions contemplated by the Agreement (the “Closing”), it will, among other things, cause UPI’s designees to be elected to SJI’s Board and will use commercially reasonable best efforts so that such designees are in sufficient numbers to give UPI a majority of the Board. In addition, Jacuzzi agreed, in connection with the Closing, to cause the Company’s by-laws to be amended to provide that the provisions of Nevada’s law on “acquisition of controlling interest” (Nev. Rev. Stat. Sec. 78.378 through 78.3793) (the “Nevada Control Share Statute”) shall not apply to the Company if, prior to the Closing, the Nevada Control Share Statute were applicable to the Company.

     The purchase of the Shares by UPI contemplated by the Agreement is subject to the receipt of a number of closing conditions, including approval by UPI’s shareholders and the United Kingdom Pensions Regulator and receipt of certain other regulatory approvals as well as other customary closing conditions.

     The foregoing contains a summary of certain of the terms of the Agreement and is qualified by reference to the Agreement, which was filed on March 27, 2006 as Exhibit 2 to Amendment No. 2 to the Schedule 13D filed by Jacuzzi, and Amendment No. 1 to the Agreement, which was filed on May 4, 2006 as Exhibit 2 to Amendment No. 3 to the Schedule 13D.

CHANGE IN MAJORITY OF DIRECTORS

     The change in a majority of the directors of SJI shall occur as follows: concurrently with and in connection with the Closing, the Company has been informed by Jacuzzi that Jacuzzi intends to execute the Written Consent electing the following individuals as the New Directors of SJI: Lewis Hon Ching Ho, Andy Yan Wai Poon and Maria Yuen Man Lam.

     The Company has been informed by Jacuzzi that once the Written Consent is signed by Jacuzzi, it will be sufficient under Nevada law and SJI’s by-laws to approve the election of the New Directors to the Board and no other action by the Board or any other shareholder will be required under Nevada law and SJI’s by-laws to approve the election of the New Directors. The appointment of the New Directors will become effective upon the execution by Jacuzzi of the Written Consent and Messrs. Harrington, Dinerman and Fletcher, all current directors, will no longer be directors of the Company. Jacuzzi has been informed by UPI that UPI expects Mr. Fletcher to resign from all offices with SJI but to continue to serve as the Chairman and Managing Director of SJI’s principal operating subsidiaries after the Written Consent is executed, even though Mr. Fletcher will no longer continue to be a director. UPI intends to cause a new chief executive officer to be appointed as soon as reasonably practicable. No other shareholder consent, approval or vote shall be required.

AMENDMENT OF BY-LAWS

     The Written Consent includes, among other things, approval of the By-law Amendment. The By-law Amendment, which will add a new Section 3 to Article IX, will provide that the provisions of the Nevada Control Share Statute will not be applicable to the Company.

     The Nevada Control Share Statute could, in certain circumstances, deprive acquired stock of its voting rights. Currently, the Shares to be acquired by UPI pursuant to the Agreement entitle Jacuzzi to full voting rights. The purpose of the By-law Amendment is to ensure that no restrictions on voting rights will apply to the Shares to be acquired by UPI.

     Since Jacuzzi beneficially owns approximately 61.8% of the issued and outstanding common stock of SJI and the proposed By-law Amendment only requires approval by a majority of the outstanding voting power to be adopted, once the Written Consent is signed by Jacuzzi, no other shareholder consent, approval or vote shall be required to approve the By-law Amendment and the By-law Amendment will become effective upon execution of the Written Consent by Jacuzzi.

     Other than the By-law Amendment which will render the Nevada Control Share Statute inapplicable to the Company, there will be no effect on the voting rights of the Company’s shareholders and they will retain the same voting rights held by them prior to the By-law Amendment.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

OUTSTANDING SHARES AND VOTING RIGHTS

     Each share of the Company’s common stock is entitled to one vote. However, because shareholders holding at least a majority of the voting rights of all outstanding shares will approve the actions described in this Information Statement when the Written Consent is executed, no consent, approval or vote by any other shareholders will be required or solicited in connection with this Information Statement and the actions described herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the Company’s common stock ownership information as of November 30, 2005 with respect to: (i) each person known to the Company to own more than five percent (5%) of the Company’s outstanding common stock; (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all directors and executive officers as a group. The information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is:

401 South Lasalle Street, Suite 201
Chicago, Illinois 60605

Name and Address of Beneficial Owner	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned

William Fletcher (1)	—	—
Patrick J. Dyson (2)	—	—
John R. Harrington (3)	67,981	1.18%
Robert Dinerman (4)	53,076	0.93%
Jacuzzi Brands, Inc.
777 S. Flagler Drive, Suite 1108
West Palm Beach, FL 33495	3,543,281	61.78%
All Executive Officers and Directors as a group (4 persons)	121,057	2.11%

(1)	William Fletcher is the Acting Chief Executive Officer of the Company.

(2)	Patrick Dyson is the Chief Financial Officer of the Company.

(3)	John Harrington is Interim Chairman of the Company. Includes 15,000 shares owned by Mr. Harrington’s wife. The holding excludes 1,200 shares owned by Mr. Harrington’s daughter.

(4)	Robert Dinerman is a Director of the Company. He is the owner along with his family of Envision Worldwide Products Ltd. Includes 53,076 shares beneficially held by Envision Worldwide Products, Ltd.

The Company has no securities authorized for issuance under equity compensation plans.

EXECUTIVE OFFICERS AND NEW DIRECTORS

EXECUTIVE OFFICERS AND NEW DIRECTORS

     The following table sets forth certain information regarding the current executive officers of SJI and the New Directors:

Name	Age	Position(s) with SJI

John Harrington, Jr.	64	Interim Chairman
William Fletcher	59	Acting Chief Executive Officer and Director
Patrick Dyson	49	Chief Financial Officer
Lewis Hon Ching Ho	45	Director (effective upon the execution of the Written Consent)
Andy Yan Wai Poon	35	Director (effective upon the execution of the Written Consent)
Maria Yuen Man Lam	36	Director (effective upon the execution of the Written Consent)

     Upon execution of the Written Consent by Jacuzzi, the appointments to the Board of Messrs. Ho, Poon and Ms. Lam pursuant to the Written Consent will become effective and they shall each serve as a director of SJI until the next annual meeting of shareholders or until each of their successors is duly elected and qualified, or until their earlier resignation or removal. After the Written Consent is executed, Messrs. Harrington, Dinerman and Fletcher will no longer be directors of the Company. Jacuzzi has been informed by UPI that UPI expects Mr. Fletcher to resign from all offices with SJI but to continue to serve as the Chairman and Managing Director of SJI’s principal operating subsidiaries after the Written Consent is executed. UPI intends to cause a new chief executive officer to be appointed as soon as reasonably practicable. Each of the executive officers serves at the discretion of the Board until such officer’s successor is elected and qualified, or until their earlier resignation or removal.

     There are no family relationships between any of the directors and executive officers of SJI. Set forth below is certain biographical information regarding Messrs. Ho, Poon and Ms. Lam:

     Lewis Hon Ching Ho - Director and General Manager, Pantene Electronics (Hangzhou) Co. Ltd. (“PE HGZ”)

     Mr. Ho, age 45, joined Pantene Industrial Co. Limited, a wholly-owned subsidiary of UPI, in 1999. Mr. Ho holds an Associate’s diploma in Mechanical Engineering and an Associate’s diploma in Electrical/Electronic Engineering. He has worked in the manufacturing field for more than 27 years, of which 17 years was spent in the electronics industry. He has special expertise in tool and die-making. He was appointed a director and general manager of PE HGZ, a wholly-owned subsidiary of UPI, in 2005.

     Andy Yan Wai Poon – Senior Finance Manager, UPI

     Mr. Poon, age 35, joined UPI in 2005 and is responsible for finance matters. Mr. Poon is a qualified member of the Hong Kong Institute of Certified Public Accountants. He also holds a Bachelor’s degree in Accountancy and a Master’s degree of Corporate Finance from The Hong Kong Polytechnic University. He has over 10 years experience in the accounting and finance sector.

     Maria Yuen Man Lam - Senior Director of Finance and Company Secretary, UPI

     Ms. Lam, age 36, joined UPI in 1997. She is responsible for the financial, treasury and information technology of UPI. She is a qualified member of the Hong Kong Institute of Certified Public Accountants and the Association of Chartered Certified Accountants. Ms. Lam also holds a Bachelor’s degree in Accountancy from The Hong Kong Polytechnic University and a Master’s degree in Management from Macquarie University. Prior to joining UPI, she worked for Deloitte Touche Tohmatsu. Ms. Lam was appointed Secretary of UPI in June 2004.

LEGAL PROCEEDINGS

     On April 15, 2004, the US Securities and Exchange Commission filed suit in the U.S. District Court for the Southern District of Florida against the Company and Mr. Dennis Crowley, its then current Chief Executive Officer/Chairman, among others, alleging violations of the federal securities laws. Specifically with regard to the Company, the SEC alleged that the Company violated the SEC’s registration, anti-fraud and reporting provisions. These allegations arise from the alleged failure of Mr. Crowley to accurately report his ownership of the Company’s stock, and his alleged manipulation of the price of the Company’s stock through dissemination of false information, allowing him to profit from sales of stock through nominee accounts. On May 10, 2004, the Company consented to the entry of a preliminary injunction, without admitting or denying the allegations of the SEC complaint. The SEC is continuing its investigation into pension issues. The Company is offering its full cooperation.

     As a further measure, the Court appointed a Corporate Monitor to oversee the Company’s operations. In addition to Mr. Crowley consenting to a preliminary injunction the Court’s order also temporarily barred Mr. Crowley from service as an officer or director of a public company, and prohibited him from voting or disposing of Company stock.

     Following Mr. Crowley’s suspension the Board appointed Mr. J.R. Harrington, a member of its Board of Directors, to serve as the Company’s interim Chairman. Mr. William Fletcher, a fellow member of the Company’s Board of Directors, who, until October 27, 2004, was the Company’s Chief Financial Officer, and who is a director of Spear & Jackson plc, based in Sheffield, is serving as acting Chief Executive Officer.

     Following extensive settlement negotiations with both the SEC and Mr. Crowley, the Company reached a resolution with both parties. On September 28, 2004, Mr. Crowley signed a Consent to Final Judgment of Permanent Judgment with the SEC, without admitting or denying the allegations included in the complaint, which required a disgorgement and payment of civil penalties by Mr. Crowley consisting of a disgorgement payment of $3,765,777 plus prejudgment interest in the amount of $304,014, as well as payment of a civil penalty in the amount of $2,000,000. In May 2005, the SEC applied to the Court for the appointment of an administrator for the distribution of these funds to the victims of Mr. Crowley’s actions, pursuant to the Fair Funds provisions of the Sarbanes-Oxley Act of 2002.

     On November 18, 2004, the Company signed a Consent to Final Judgment of Permanent Injunction with the SEC pursuant to which the Company, without admitting or denying the allegations included in the Complaint filed by the Commission, consented to a permanent injunction from violation of various sections and rules under the Securities Act of 1933 and the Securities Exchange Act of 1934.

     Additionally, the Company entered into a Stock Purchase Agreement with PNC Tool Holdings LLC (“PNC”) and Mr. Crowley, the sole member of PNC. Under the Stock Purchase Agreement, the Company acquired, for $100, and other good and valuable consideration, 6,005,561 common shares of the Company held by PNC, which represented approximately 51.1% of the outstanding common shares of the Company at December 31, 2004, and which constituted 100% of the common stock held by such entity. The parties also executed general releases in favor of each other subject to the fulfillment of the conditions of the Stock Purchase Agreement. The Stock Purchase Agreement was effected on April 8, 2005, following formal approval by the SEC on February 10, 2005 and, on February 15, 2005 by the U.S. District Court for the Southern District of Florida of the settlement of the litigation captioned SEC v. Dennis Crowley, Spear & Jackson, Inc., International Media Solutions, Inc., Yolanda Velazquez and Kermit Silva (Case No: 04-80354-civ-Middlebrooks). The Stock Purchase Agreement was further conditioned on, among other things, the disgorgement and civil penalty funds being paid by Mr. Crowley. These monies have now been received and are being administered for the benefit of the victims of the alleged fraud by a court appointed administrator pursuant to the fair funds provision of the Sarbanes Oxley Act of 2002.

     With the return of the SJI shares to the Company by PNC, the stockholders of the Company have had their percentage stock interest increase correspondingly. Jacuzzi, which is a beneficial owner of 3,543,281 shares of common stock, has had its interest in the Company increase to approximately 61.8% of the outstanding common stock.

     Subsequent to the SEC action a number of class action lawsuits were initiated in the U.S. District Court for the Southern District of Florida by Company stockholders against the Company, Sherb & Co. LLP, the Company’s former independent auditor, and certain of the Company’s directors and officers, including Mr. Crowley, the Company’s former Chief Executive Officer/Chairman, and Mr. Fletcher, the Company’s former CFO and current acting Chief Executive Officer. These suits allege essentially the same claims as the SEC suit discussed above.

     These various class action suits were subsequently consolidated. Thereafter, the defendants filed certain Motions to Dismiss with regard to the Complaint and on October 19, 2005, the U.S. District Court for the Southern District of Florida in Re Spear & Jackson Securities Litigation entered its Order regarding these Motions. The Order denied the Company’s motion as well as that of Mr. Crowley, the former Chief Executive Officer of the Company. The Company responded to the Complaint having filed an answer and defenses and is proceeding with the discovery phase of the case. A trial date has been set for October 2006. The Court granted the Motion to Dismiss on behalf of Mr. Fletcher, the Company’s interim Chief Executive Officer, and also granted the Motion to Dismiss of the Company’s former independent auditor, Sherb & Co., LLP. The class plaintiff has since filed an appeal regarding the trial court’s decision to dismiss the case against Sherb & Co., LLP, which appeal is presently pending. No appeal was filed with respect to the decision to dismiss the case against Mr. Fletcher.

     On September 6, 2005, the Company was served with a Shareholder Derivative Complaint filed on June 1, 2004 in the Circuit Court for Palm Beach County, Florida (Case No. CA005068). The suit names, in addition to the Company, which is a nominal defendant, present and former directors and the Company’s prior independent auditors, Sherb & Co. LLP., as defendants. The suit contains essentially the same factual allegations as the SEC suit, which was filed in April 2004 in the U. S. District Court for the Southern District of Florida, and the series of class actions claims initiated in the U.S. District Court, but alleges state law claims of breaches of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment and lack of reasonable care by various or all the defendants. The Company will evaluate the Complaint and file its response at the appropriate time.

     Other than as set forth above, there are no material proceedings to which any New Director or any current director, officer, or affiliate of SJI, any owner of record or beneficially of more than 5% of the Company’s common stock, or any associate or of any such New Director or current director, officer, or affiliate of SJI, or shareholder is a party adverse to SJI or has a material interest adverse to SJI.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since October 1, 2004, there have been no transactions, series of similar transactions, or currently proposed transactions to which SJI or any of its subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any of SJI’s directors or executive officers, any of the New Directors, or any shareholder who is known to SJI to own of record, or beneficially more than 5% of the Company’s common stock, or any member of the immediate family of any of the foregoing persons, had or will have a material interest.

CERTAIN INFORMATION ABOUT THE BOARD OF DIRECTORS

MEETINGS OF THE BOARD

     During fiscal year 2005, in addition to actions taken by unanimous written consent, there were 8 meetings of the Board.

COMMITTEES

     The Company presently has an audit committee comprised of Messrs. John Harrington and Robert Dinerman, who comprise two of the three members of SJI’s Board. There is currently no independent audit committee financial expert. The audit committee met once during fiscal year 2005. A copy of the Audit Committee Charter, which was formally adopted by the Board in January 2005, was filed as an exhibit to the Annual Report on Form 10-K for the year ended September 30, 2004.

     The Board also adopted in January 2005 the charter for a Compensation Committee and this, too, was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended September 30, 2004. The Company has not yet designated any of its directors to serve as members of the Company’s Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During the fiscal year ended September 30, 2005, no director, officer, or beneficial owner of more than 10% of the Company’s common stock failed to file on a timely basis, as disclosed in reports filed by these persons, reports required by Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation information as to each individual who served as the Company’s chief executive officer during the years ended September 30, 2005, 2004 and 2003 and each executive officer who received in excess of $100,000 for such fiscal period:

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION			LONG-TERM COMPENSATION

				AWARDS			PAYOUTS

Name and Principal Position	Year ($)	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)(2)

Dennis Crowley
Chief Executive
Officer, President,
Secretary and
Chairman of the	2005	—	—	—	—	—	—	—
Board until April 15,	2004	194,545	—	—	—	—	—	—
2004***	2003	365,907	—	—	—	—	—	—

William Fletcher	2005	185,110	—	17,608	—	—	—	60,600
Acting Chief	2004	175,265	—	15,231	—	—	—	54,683
Executive Officer**	2003	141,000	5,000	15,160	—	—	—	44,371

Patrick J. Dyson	2005	120,321	—	14,992	—	—	—	26,873
Chief Financial	2004	111,900	5,393	12,654	—	—	—	23,723
Officer*	2003	95,988	—	11,475	—	—	—	20,638

***	Mr. Crowley was appointed Chief Executive Officer, President and Chairman of the Board in September 2002. He was removed from office in April 2004.

**	Mr. Fletcher was appointed Chief Financial Officer in September 2002. On Mr. Crowley’s removal from office in April 2004 he was appointed acting Chief Executive Officer.

*	Mr. Dyson was appointed Chief Financial Officer in October 2004.

(1) Other annual compensation includes payments made by the Company on behalf of the executive officers in respect of the provision of a fully expensed company automobile, private medical insurance and professional subscriptions.

(2) Comprises contributions to the Company’s defined benefit pension plan.

STOCK OPTION GRANTS

     No stock options were granted to the Company’s directors and executive officers during the Company’s most recent fiscal year ended September 30, 2005.

EMPLOYMENT AGREEMENTS

     William Fletcher has no formal employment agreement but in a letter issued supplementary to Mr. Fletcher’s original terms of employment, the Company has agreed that in the event of termination of employment other than for cause, Mr. Fletcher would be entitled to severance pay equal to twelve months of his current base salary and other benefits.

     On September 1, 2000, Patrick Dyson entered into an employment agreement which provides that, in the event of termination of employment other than for cause, Mr. Dyson would be entitled to severance pay equal to twelve months of his current base salary and other benefits.

     Mr. Fletcher’s and Mr. Dyson’s base salaries are determined by the Board and both are entitled to participate in an annual bonus scheme under which bonuses are payable based on the operating profit and cash performance of the Company measured against pre-set targets.

EXERCISES OF STOCK OPTIONS AND YEAR-END OPTION VALUES

     No stock options held by the Company’s directors and executive officers were exercised during the Company’s most recent fiscal year ended September 30, 2005. At September 30, 2005, no director or executive officer held any stock options.

COMPENSATION ARRANGEMENTS OF OTHER DIRECTORS

     Messrs. Harrington and Dinerman both received compensation of $12,000 in the year ended September 30, 2005. In the year ended September 30, 2004, no compensation was received and, in the year ended September 30, 2003, each received fees of $5,000. Additionally, Mr. Harrington and Mr. Dinerman are reimbursed for travel and other expenses incurred in connection with meetings of the Board of Directors and other Company matters.

     At a meeting of the Board of Directors held in January 2005, the following compensation arrangements were agreed for members of the Company’s Board of Directors, effective, prospectively, from January 1, 2005:

FEE PER MEETING
ATTENDANCE AT	$

Formal Board Meeting	3,000
Special Board Meeting	500
Compensation Committee Meeting	500
Audit Committee Meeting	750

     Out-of-pocket costs incurred in connection with the above meetings and other expenses incurred on other Company matters are reimbursed according to formal policy guidelines.

     Jacuzzi has been advised by UPI that the three New Directors, Messrs. Ho and Poon and Ms. Lam, will not be paid additional compensation for serving as the New Directors of the Company’s Board of Directors.

DISSENTERS’ RIGHT OF APPRAISAL

     There are no appraisal rights regarding any matter to be acted upon.

GENERAL

     SJI will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. SJI will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the record holders of SJI’s common stock. SJI has been informed by Jacuzzi that Jacuzzi will reimburse SJI for the costs of the printing and mailing of this Information Statement and for the reasonable expenses referred to in the preceding sentence that may be incurred by brokerage firms and other custodians, nominees and fiduciaries.

     SJI will only deliver one Information Statement to multiple shareholders sharing an address unless SJI has received contrary instructions from one or more of the shareholders. SJI will promptly deliver a separate copy of this Information Statement and future shareholder communication documents to any shareholder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this Information Statement and future shareholder communication documents to any shareholder or holders sharing an address to which multiple copies are now delivered, upon written or oral request to the following address:

Spear & Jackson, Inc. 401 South Lasalle Street, Suite 201 Chicago, Illinois 60605 Telephone: (312) 765 0680

     Shareholders may also address future requests regarding delivery of information statements and/or annual reports by contacting SJI at the address listed above.

ANNEX A

SPEAR & JACKSON, INC.

Majority Written Consent in Lieu of
Meeting of Stockholders

     The undersigned, being the holders of 3,543,281 shares of common stock, par value $0.001 per share, of Spear & Jackson, Inc., a Nevada corporation (the “Company”), which constitutes approximately 61.8% of the issued and outstanding shares of the capital stock of the Company, acting pursuant to Section 78.320 of the Nevada Revised Statutes (“NRS”) and Article II, Section 11 of the Company’s by-laws, hereby consent to the adoption of the resolutions set forth below, taking or authorizing the actions specified therein, with the same effect as if duly adopted at a meeting of the Company’s shareholders duly called and held for the same purpose.

     WHEREAS, United Pacific Industries Limited, a Bermuda corporation (“UPI”), Jacuzzi Brands, Inc., a Delaware corporation (“Jacuzzi Brands”) and USI American Holdings, Inc. (successor-in-interest to USI Global Corp.), a Delaware corporation and wholly-owned subsidiary of Jacuzzi Brands (together with Jacuzzi Brands, “Jacuzzi” ) entered into a Stock Purchase Agreement (the “Agreement”) dated as of March 23, 2006, as amended as of May 4, 2006, pursuant to which UPI agreed to purchase from Jacuzzi all of the issued and outstanding capital stock of the Company owned by Jacuzzi;

     WHEREAS, in the Agreement, Jacuzzi covenanted and agreed to: (i) cause certain UPI designees to be elected to the Company’s Board of Directors (the “Board”) and to use commercially reasonable best efforts so that such designees are in sufficient numbers to give UPI a majority of the Board from and after the closing of the transactions set forth in the Agreement, and (ii) cause the Company’s by-laws to be amended to provide that the provisions of the NRS on “acquisition of controlling interest” (Nev. Rev. Stat. Sec. 78.378 through 78.3793) (the “Nevada Control Share Statute”) shall not apply to the Company, in the event that the Company is subject to, prior to the closing of the transactions contemplated by the Agreement, the Nevada Control Share Statute;

     WHEREAS, pursuant to the Company’s bylaws and the NRS, the members of the Company’s Board serve for one year and until their successors are elected;

     WHEREAS, it has been over one year since the current members of the Company’s Board were elected;

     WHEREAS, on June __, 2006 the UK Pensions Regulator (as defined in the Agreement) provided clearance in respect of the transactions contemplated by the Agreement as described in Section 6.A(iii) of the Agreement;

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     WHEREAS, the undersigned desires to elect new directors to serve as directors on the Company’s Board; and

     WHEREAS, the undersigned desires to cause an amendment to the Company’s by-laws that will add a new section causing the Company not to be subject to the Nevada Control Share Statute;

     NOW, THEREFORE, BE IT:

Election of Directors to the Company’s Board

     RESOLVED, that Mr. Lewis Hon Ching Ho, Mr. Andy Yan Wai Poon and Ms. Maria Yuen Man Lam are hereby appointed as directors of the Company until their successors are elected and qualified or until the earlier of their death, resignation or removal.

Amendment of By-Laws

     RESOLVED, that the by-laws of the Company are hereby amended by adding new Section 3 to Article IX thereof stating as follows: “The Corporation shall not be subject to the provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes.”

General Authorization

     RESOLVED, that the officers of Jacuzzi are authorized on behalf of Jacuzzi to take any and all actions, to execute and deliver any and all documents, agreements and instruments and to take any and all steps deemed by any such officer to be necessary or desirable to carry out the purpose and intent of each of the foregoing resolutions, and all actions heretofore taken by any of them in furtherance thereof are hereby ratified and confirmed in all respects.

     The action taken by this consent shall have the same force and effect as if taken at a meeting of stockholders of the Company, duly called and constituted pursuant to Section 78.320 of the NRS and the Company’s by-laws. This consent shall become effective as of the date hereof.

     IN WITNESS WHEREOF, Jacuzzi, a stockholder of approximately 61.8% of the issued and outstanding common stock of the Company has signed this consent as of July __, 2006.

JACUZZI BRANDS, INC.

By:

Name:

USI AMERICAN HOLDINGS, INC.

By:

Name:

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